Exhibit 4(b)

FIRST SUPPLEMENT

TO

SERIES 2009B EXEMPT FACILITIES LOAN AGREEMENT

Between

PENNSYLVANIA ECONOMIC DEVELOPMENT FINANCING AUTHORITY

and

TALEN ENERGY SUPPLY, LLC

(formerly known as PPL Energy Supply, LLC)

Dated September 1, 2015

Relating to:

$50,000,000

Exempt Facilities Revenue

Refunding Bonds, Series 2009B

(PPL Energy Supply, LLC Project)

Drinker Biddle & Reath LLP

One Logan Square

18th and Cherry Streets

Philadelphia, PA 19103-6996

Bond Counsel

FIRST SUPPLEMENT

TO

SERIES 2009B EXEMPT FACILITIES LOAN AGREEMENT

THIS FIRST SUPPLEMENT TO SERIES 2009B EXEMPT FACILITIES LOAN AGREEMENT (the “First Supplement”), dated September 1, 2015 (the “Effective Date”), by and between the PENNSYLVANIA ECONOMIC DEVELOPMENT FINANCING AUTHORITY (the “Authority”) and TALEN ENERGY SUPPLY, LLC (formerly known as PPL Energy Supply, LLC) (together with permitted successors and assigns, the “Company”), amends and supplements that certain Series 2009B Exempt Facilities Loan Agreement dated as of April 1, 2009 (the “Original Loan Agreement”), between the Authority and the Company.

WITNESSETH:

WHEREAS, the Authority is a body corporate and politic established in the Commonwealth of Pennsylvania pursuant to the laws of the Commonwealth of Pennsylvania, including the Pennsylvania Economic Development Financing Law (Act No. 102, approved August 23, 1967, P.L. 251, as amended) (the “Act”); and

WHEREAS, the Company is a limited liability company duly formed and validly existing under the laws of the State of Delaware; and

WHEREAS, the Authority has heretofore issued $50,000,000 aggregate principal amount of its Exempt Facilities Revenue Refunding Bonds, Series 2009B (PPL Energy Supply, LLC Project) (the “Bonds”) on behalf of the Company under the Series 2009B Trust Indenture dated as of April 1, 2009 (the “Indenture”), between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”); and

WHEREAS, in connection with the issuance of the Bonds, the Authority and the Company entered into the Original Loan Agreement pursuant to which the Authority loaned the proceeds of the Bonds to the Company for the purpose of refunding certain prior revenue bonds of the Authority issued to finance certain projects on behalf of the Company, and the Company agreed, among other things, to make loan payments thereunder in amounts and at times sufficient to pay when due the principal of, premium, if any, and interest on the Bonds;

WHEREAS, the payment obligations of the Company under the Original Loan Agreement are evidenced by an Exempt Facilities Note issued thereunder to the Trustee (the “Note”) as assignee of the rights of the Authority in accordance with the Indenture;

WHEREAS, the Bonds are subject to mandatory tender for purchase on the date hereof in accordance with the provisions of Section 5.01(b)(i) and (iv) of the Indenture; and

WHEREAS, in connection with such mandatory tender and the remarketing of the Bonds in accordance with Section 5.02 of the Indenture, the Authority and the Company desire, with the consent of the Trustee pursuant to Section 7.5 of the Original Loan Agreement, to amend and supplement the Original Loan Agreement by entering into this First Supplement for the purpose of adding certain covenants and agreements of the Company to Article IV of the Original Loan Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements of the parties set forth herein, and intending to be legally bound, the parties hereby agree as follows:

1.	Definitions.

All capitalized terms used and not otherwise defined herein, including terms used in the recitals hereto, shall have the meanings set forth in the Original Loan Agreement as amended and supplemented hereby. From and after the Effective Date, each reference in the Original Loan Agreement, this First Supplement and the Indenture to the “Agreement” shall be deemed to mean the Original Loan Agreement as amended and supplemented by this First Supplement and as the same may be further amended, modified or supplemented in accordance with the terms thereof.

2.	Additional Covenants and Agreements of Company.

Article IV of the Original Loan Agreement is hereby amended and supplemented by adding thereto as additional covenants and agreements of the Company the further covenants and agreements of the Company set forth on Exhibit A hereto, which covenants and agreements shall have the same force and effect as if set forth in full in Article IV of the Original Loan Agreement.

3.	Conditions to Effectiveness.

This First Supplement shall be effective upon (i) the execution hereof by the Company and the Authority, with the written consent and approval of the Trustee by execution of the Consent and Acknowledgment of Trustee set forth below, and (ii) the mandatory purchase on the date hereof of the Bonds and the payment of the purchase price therefor.

4.	Confirmation of Original Loan Agreement.

(a) Except as amended and supplemented by this First Supplement, the Original Loan Agreement shall remain in full force and effect, without any modification, and the agreements of the Company and the Authority set forth in the Original Loan Agreement are hereby ratified and confirmed in all respects. The Original Loan Agreement, together with this First Supplement shall be read, taken and construed as a single agreement. This First Supplement is not intended to, and shall not be deemed or construed to, constitute a novation or renewal of the Original Loan Agreement or the Note.

(b) Except to the extent set forth specifically herein, nothing in this First Supplement shall extend or affect in any way any of the Bonds or any of the rights or remedies of the Authority, the Trustee or the Bondholders arising under the Original Loan Agreement, the Indenture, the Bonds or the Note (collectively, the “Bond Documents”), and none of the Authority, the Trustee or the Bondholders shall be deemed to have waived any or all of such rights or remedies with respect to any default or event or condition which, with notice or the lapse of time, or both, would become a default under the Bond Documents, and which upon the

Company’s execution and delivery of this First Supplement might otherwise exist or which might hereafter occur. The failure of the Authority, the Trustee or the Bondholders at any time or times hereafter to require strict performance by the Company of any of the provisions, warranties, terms and conditions contained in this First Supplement or in any Bond Document shall not waive, affect or diminish any right of the Authority, the Trustee or the Bondholders at any time or times thereafter to demand strict performance thereof; and no rights of the Authority, the Trustee or the Bondholders under this First Supplement or any of the Bond Documents shall be deemed to have been waived by any act or knowledge of any of the Authority, the Trustee or the Bondholders, their agents, officers or employees, unless such waiver is contained in an instrument in writing specifying such waiver signed by an authorized officer of the Authority, the Trustee or the Bondholders, as the case may be, and delivered to the Company.

(c) The Company hereby confirms for the benefit of the Authority and the Trustee, that each of the representations and warranties of the Company set forth in the Original Loan Agreement is true and correct as of the date of execution and delivery of this First Supplement.

5.	Execution in Counterparts.

This First Supplement may be executed in one or more counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.

[Signature page follows]

IN WITNESS WHEREOF, the Authority has caused this First Supplement to be executed in its name by its duly authorized officers, and the Company has caused this First Supplement to be signed in its name and behalf by its duly authorized officers, all as of the date first above written.

SEAL			PENNSYLVANIA ECONOMIC DEVELOPMENT FINANCING AUTHORITY

Attest:

By:	/s/ Craig S. Petrasic		By:	/s/ Stephen M. Drizos
	Name:	Craig S. Petrasic		Name:	Stephen M. Drizos
	Title:	Assistant Secretary		Title:	Executive Director

TALEN ENERGY SUPPLY, LLC

			By:	/s/ Russell R. Clelland
				Name:	Russell R. Clelland
				Title:	Vice President and Treasurer

CONSENT AND ACKNOWLEDGEMENT OF TRUSTEE

By its execution below, The Bank of New York Mellon Trust Company, N.A., as the Trustee, hereby consents to and acknowledges the foregoing First Supplement in accordance with Section 7.5 of the Original Loan Agreement.

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:	/s/ Anthony L. Henry
Authorized Representative

[Signature Page to First Supplement to Series 2009B Exempt Facilities Loan Agreement]

EXHIBIT A

The Original Loan Agreement is hereby amended by adding the following Sections 4.15, 4.16, 4.17 and 4.18 to Article IV immediately after Section 4.14. Such Sections 4.15, 4.16, 4.17 and 4.18 shall be operative and binding upon the Company on and after the Effective Date until the Bonds are subject to mandatory purchase on September 1, 2020; provided, however, that the Company may omit in any particular instance to comply with any of such Sections if, before the time for such compliance, the holders of a majority in principal amount of the Bonds then Outstanding shall waive such compliance either in such instance or in such instance and generally thereafter:

Section 4.15. Limitation on Liens. a) The Company agrees that so long as any Bonds shall remain Outstanding, without the consent of the Trustee (which shall not be given without consent of the holders of a majority in principal amount of the Outstanding Bonds), the Company shall not create, incur or assume any Lien (other than Permitted Liens) upon any property of the Company, whether now owned or hereafter acquired, in order to secure any Debt of the Company. The foregoing agreement shall not restrict the ability of Subsidiaries or Affiliates of the Company to create, incur or assume any Lien upon their properties or assets.

(a) The provisions of subsection (a) above shall not prohibit the creation, issuance, incurrence or assumption of any Lien if either:

(i) the Company shall make effective provision whereby the Note shall be secured equally and ratably with all other Debt then outstanding under such Lien; or

(ii) (1) the Company shall deliver to the Trustee, as assignee of the Authority, bonds, notes or other evidences of indebtedness secured by the Lien which secures such Debt (hereinafter called “Secured Obligations”) (I) in an aggregate principal amount equal to the aggregate principal amount of the Bonds then Outstanding, (II) maturing (or being subject to mandatory redemption) on such dates and in such principal amounts that, at each stated maturity date of the Outstanding Bonds, there shall mature (or be redeemed) Secured Obligations equal in principal amount to such Bonds then to mature and (III) containing, in addition to any mandatory redemption provisions applicable to all Secured Obligations outstanding under such Lien and any mandatory redemption provisions contained therein pursuant to clause (II) above, mandatory redemption provisions correlative to the provisions, if any, for the mandatory redemption of the Bonds, as well as a provision for mandatory redemption upon an acceleration of the maturity of all Outstanding Bonds following an Event of Default under the Indenture (such mandatory redemption to be rescinded upon the rescission of such acceleration); it being expressly understood that such Secured Obligations (X) may, but need not, bear interest, (Y) may, but need not, contain provisions for the redemption thereof at the option of the issuer, any such redemption to be made at a redemption price or prices not less than the principal amount thereof and (Z) shall be held by the Trustee, as assignee of the Authority, for the benefit of the holders of all Bonds from time to time Outstanding subject to such terms and conditions relating to surrender to the Company, transfer restrictions, voting, application of payments of principal and interest and other matters as shall be set forth in an agreement supplemental hereto specifically providing for the delivery to the Trustee of such Secured Obligations; and

(A) anything in this Section 4.15, elsewhere in this Agreement, in the Indenture or in the Secured Obligations to the contrary notwithstanding, (I) the Secured Obligations shall not create any indebtedness of the Company in addition to the indebtedness created by the Loan Agreement and evidenced by the Note, (II) the amounts in respect of principal and/or interest due and payable by the Company on the Secured Obligations (x) shall be reduced to the extent that the Company’s obligation to make a corresponding Loan Payment (and the corresponding payment of principal of or interest on the Note) shall be reduced, as contemplated in Section 3.2(a) and in the Note, and (y) shall be fully or partially, as the case may be, satisfied and discharged in an amount equal to the corresponding amount, if any, paid by the Company under Section 3.2(a) and on the Note and (III) the Secured Obligations shall contain provisions to such effect.

(b) If the Company shall elect either of the alternatives described in Section 4.15(b) above, the Company shall deliver to the Trustee:

(i) an agreement supplemental to the Loan Agreement (A) together with any appropriate inter-creditor arrangements, whereby the Note shall be secured by the Lien referred to in Section 4.15(b) above equally and ratably with all other indebtedness secured by such Lien or (B) providing for the delivery to the Trustee, as assignee of the Authority, of Secured Obligations;

(ii) a certificate of an Authorized Representative of the Company (A) stating that, to the knowledge of the signer, (I) no Event of Default under either this Agreement or the Indenture has occurred and is continuing (other than an Event of Default described in clause (h) in Section 11.01 of the Indenture) and (II) no event has occurred and is continuing which entitles the secured party under such Lien to accelerate the maturity of the indebtedness outstanding thereunder and (B) stating the aggregate principal amount of indebtedness issuable, and then proposed to be issued, under and secured by such Lien; and

(iii) an opinion of Counsel (which may be Counsel to the Company) (A) if the Note is to be secured by such Lien, to the effect that the Note is entitled to the benefit of such Lien equally and ratably with all other indebtedness secured by such Lien or (B) if Secured Obligations are to be delivered to the Trustee, to the effect that such Secured Obligations have been duly issued under such Lien and constitute valid obligations, entitled to the benefit of such Lien equally and ratably with all other indebtedness then outstanding under such Lien.

Section 4.16. Limitation on Asset Sales. The Company agrees that so long as any Bonds shall remain Outstanding, and except for the disposition of all or substantially all of the assets of the Company pursuant to Section 4.1, the Company shall not, and shall not permit any of its Subsidiaries to, consummate any Asset Sale, if the aggregate net book value of all Asset Sales consummated during the four calendar quarters immediately preceding any date of determination would exceed 15% of the consolidated assets of the Company and its consolidated

Subsidiaries as of the beginning of the Company’s most recently ended full fiscal quarter; provided, however, that any such Asset Sale will be disregarded for purposes of the 15% limitation specified above (a) if such Asset Sale is in the ordinary course of business, (b) to the extent that the assets that are the subject of such Asset Sale are worn out or are no longer useful or necessary in connection with the operation of the business of the Company or any of its Subsidiaries, (c) to the extent the assets that are the subject of such Asset Sale are being transferred to a wholly-owned Subsidiary of the Company, (d) to the extent that such Asset Sale involves transfers of assets of or equity interests in connection with (i) the formation of any joint venture between the Company or any of its Subsidiaries and any other entity or (ii) any project development or acquisition activities, (e) if the proceeds of such Asset Sale (i) are, within 12 months of such Asset Sale, invested or reinvested by the Company or any Subsidiary in a Permitted Business, (ii) are used by the Company or a Subsidiary to repay Debt of the Company or such Subsidiary or (iii) are retained by the Company or any of its Subsidiaries or (f) to the extent the assets that are the subject of such Asset Sale are required to be sold to conform with governmental requirements. Additionally, if, prior to any Asset Sale that otherwise would cause the 15% limitation to be exceeded, Moody’s and S&P shall have confirmed the then current long term debt rating of the Bonds after giving effect to such Asset Sale, such Asset Sale shall also be disregarded for purposes of the foregoing limitations.

Section 4.17. Company Offer to Purchase Bonds upon Change of Control. (a) If a Change of Control Triggering Event occurs, the Company shall make an offer (a “Change of Control Offer”) to purchase all or any part (in authorized denominations) of the Bonds of each Bondholder at a purchase price in cash equal to 101% of the aggregate principal amount of Bonds purchased plus accrued and unpaid interest, if any, on the Bonds purchased to but excluding the date of purchase, subject to the rights of the Bondholders to receive interest due on an Interest Payment Date occurring on or prior to the Change of Control Payment Date (the “Change of Control Payment”). Within 30 days following any Change of Control Triggering Event, the Company shall give or cause to be given to each Bondholder notice, by first class mail postage prepaid or by Electronic Notice, or otherwise deliver notice in accordance with the applicable procedures of DTC, in any case with a copy to the Trustee, describing the transaction or transactions that constitute the Change of Control Triggering Event and stating:

(i) that the Change of Control Offer is being made by the Company pursuant to this Section 4.17 and that all Bonds properly tendered will be accepted for purchase by the Company;

(ii) the purchase price and the purchase date, which shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed or delivered electronically (the “Change of Control Payment Date”);

(iii) that any Bonds not tendered will continue to remain Outstanding in the hands of the holders thereof;

(iv) that, unless the Company defaults in the payment of the Change of Control Payment, interest on all Bonds accepted for purchase pursuant to the Change of Control Offer will cease to be payable to the holders who tendered such Bonds after the Change of Control Payment Date;

(v) that Bondholders electing to have any Bonds purchased pursuant to a Change of Control Offer will be required to deliver such Bonds, accompanied by a completed form entitled “Option of Holder to Elect Purchase” (or the like), or to transfer such Bonds by book-entry transfer, to the Company or its agent at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date;

(vi) any Bondholder will be entitled to withdraw its election, in whole or in part (in an authorized denomination), if the Company or its agent receives, not later than the expiration of such Change of Control Offer, a telegram, telex, facsimile transmission or letter setting forth the name of such Bondholder, the principal amount of Bonds delivered for purchase, and a statement that such Bondholder is withdrawing its election to have such Bonds, or the indicated portion thereof, purchased; and

(vii) that Bondholders whose Bonds are being purchased only in part will be issued new Bonds equal in principal amount to the unpurchased portion of the Bonds surrendered, which unpurchased portion must be in an authorized denomination.

(b) The Company will comply with the requirements of all federal and state securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the purchase of Bonds as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with this Section 4.17, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Section 4.17 by virtue of such compliance.

(c) On the Change of Control Payment Date, the Company will, to the extent lawful:

(i) accept for purchase all Bonds or portions of Bonds properly tendered pursuant to the Change of Control Offer; and

(ii) deliver or cause to be delivered to the Trustee a certificate of an Authorized Representative stating the aggregate principal amount of Bonds or portions of Bonds being purchased by the Company.

(d) The Company or its agent will promptly mail (or otherwise deliver in accordance with the applicable procedures of DTC), to each Bondholder who has properly tendered its Bonds, the Change of Control Payment for such Bonds, and the Company will cause the Trustee to promptly authenticate and mail (or cause to be transferred by book entry) to each such Bondholder a new Bond equal in principal amount to any unpurchased portion of each Bond so tendered, if any; provided, however, that each such new Bond will be in an authorized denomination. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

(e) Notwithstanding anything to the contrary in this Section 4.17, the Company will not be required to make a Change of Control Offer upon a Change of Control Triggering Event if (i) a third party makes the Change of Control Offer in the manner, at or prior to the times and otherwise in compliance with the requirements set forth in this Section 4.17 and purchases all Bonds properly tendered and not withdrawn under the Change of Control Offer (it being understood that such third-party may make a Change of Control Offer that is conditioned on and prior to the occurrence of a Change of Control pursuant to this clause), or (ii) unconditional notice of redemption of all Bonds has been given pursuant to Article IX of the Indenture, unless and until there is a default in payment of the applicable redemption price.

(f) A Change of Control Offer may be made in advance of a Change of Control Triggering Event, with the obligation to make the Change of Control Payment and the timing of such payment conditioned upon the consummation of the Change of Control, if a definitive agreement to effect a Change of Control is in place at the time of the Change of Control Offer.

(g) No purchase of Bonds by the Company pursuant to this Section 4.17 shall be deemed to be a payment or redemption of such Bonds by the Authority; such purchase shall not operate to extinguish or discharge the indebtedness evidenced by such Bonds; and upon such purchase, the Company shall become and be the holder of such Bonds for all purposes.

Section 4.18. Additional Definitions. For the purposes of Sections 4.15, 4.16, 4.17 and this Section, except as otherwise expressly provided or unless the context otherwise requires:

(a) “Asset Sale” means any sale of any assets of the Company or its Subsidiaries including by way of the sale by the Company or any of its Subsidiaries of equity interests in such Subsidiaries.

(b) “Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act.

(c) “Capital Stock” means:

(i) in the case of a corporation, corporate stock;

(ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(iii) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

(d) “Change of Control” means the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that any “person” (as that term is used in Section 13(d) of the Exchange Act) becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of the Company, measured by voting power rather than number of shares, other than (i) any employee benefit plan of the Company or any of its Subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan, (ii) an entity owned directly or indirectly by the direct or indirect stockholders of the Company in substantially the same proportion as their direct or indirect ownership of stock of the Company prior to such transaction or (iii) an entity formed by the Company or its Affiliates.

(e) “Change of Control Offer” has the meaning assigned to it in Section 4.17(a) hereof.

(f) “Change of Control Payment” has the meaning assigned to it in Section 4.17(a) hereof.

(g) “Change of Control Payment Date” has the meaning assigned to it in Section 4.17(a) hereof.

(h) “Change of Control Triggering Event” shall mean the occurrence of a Change of Control and a Rating Event.

(i) “Debt”, with respect to any Person, means (A) indebtedness of such Person for borrowed money evidenced by a bond, debenture, note or other similar written instrument or agreement by which such Person is obligated to repay such borrowed money and (B) any guaranty by such Person of any such indebtedness of another Person. “Debt” does not include, among other things, (W) indebtedness of such Person under any installment sale or conditional sale agreement or any other agreement relating to indebtedness for the deferred purchase price of property or services, (X) any trade obligations (including obligations under agreements relating to the purchase and sale of any commodity, including power purchase or sale agreements, and any commodity hedges or derivatives regardless of whether such transaction is a “financial” or physical transaction) or other obligations of such Person in the ordinary course of business, (Y) obligations of such Person under any lease agreement (including any lease intended as security), whether or not such obligations are required to be capitalized on the balance sheet of such Person under generally accepted accounting principles, or (Z) liabilities secured by any Lien on any property owned by such Person if and to the extent that such Person has not assumed or otherwise become liable for the payment thereof.

(j) “DTC” means The Depository Trust Company.

(k) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(l) “Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or if the Bonds are not then rated by Moody’s or S&P, an equivalent rating by any other Rating Agency.

(m) “Lien” means any lien, mortgage, deed of trust, pledge or security interest, in each case, intended to secure the repayment of Debt, except for any Permitted Lien.

(n) “Material Subsidiary” means each of Talen Energy Marketing, LLC, a Pennsylvania limited liability company, and Talen Generation, LLC, a Delaware limited liability company.

(o) “Moody’s” means Moody’s Investors Service, Inc. and its successors and assigns, or absent a successor, or if such entity ceases to rate the Bonds, such other nationally recognized statistical rating organization as the Company may designate.

(p) “Permitted Business” means a business that is the same or similar to the business of the Company or any Subsidiary as of August 31, 2015, or any business reasonably related thereto.

(q) “Permitted Liens” means

(i) any Liens existing at August 31, 2015;

(ii) any vendors’ Liens, purchase money Liens and other Liens on property at the time of acquisition thereof by the Company and Liens to secure or provide for the construction or improvement of property, provided that no such Lien shall extend to or cover any other property of the Company;

(iii) any Liens on cash or securities (other than limited liability company interests issued by any Material Subsidiary), including any cash or securities on hand or in banks or other financial institutions, deposit accounts and interests in general or limited partnerships;

(iv) any Liens on the equity interest in any Subsidiary that is not a Material Subsidiary;

(v) any Liens on property or shares of capital stock, or arising out of any Debt of any limited liability company, corporation or other entity existing at the time any such entity becomes or is merged or consolidated into the Company;

(vi) any Liens in connection with the issuance of tax-exempt industrial development or pollution control bonds or other similar bonds issued pursuant to Section 103(b) of the Internal Revenue Code of 1986, as amended (or any successor provision), to finance all or any part of the purchase price of or the cost of constructing, equipping or improving property; provided, however, that such Liens are limited to the property acquired or constructed or improved and to substantially unimproved real property on which such construction or improvement is located; and provided, further, that the Company may further secure all or any part of such purchase price or the cost of construction or improvement by an interest in additional property of the Company only to the extent necessary for the construction, maintenance and operation of, and access to, such property so acquired or constructed or such improvement;

(vii) any Liens on contracts, leases and other agreements of whatsoever kind and nature; any Liens on contract rights, bills, notes and other instruments; any Liens on revenues, income and earnings, accounts, accounts receivable and unbilled revenues, claims, credits, demands and judgments; any Liens on governmental and other licenses, permits, franchises, consents and allowances; and any Liens on patents, patent licenses and other patent rights, patent applications, trade names, trademarks, copyrights, claims, credits, choses in action and other intangible property and general intangibles including, but not limited to, computer software;

(viii) any Liens securing Debt which matures less than one year from the date of issuance or incurrence thereof and is not extendible at the option of the issuer, and any refundings, refinancings and/or replacements of any such Debt by or with similar secured Debt;

(ix) any Liens on automobiles, buses, trucks and other similar vehicles and movable equipment; vessels, boats, barges and other marine equipment; airplanes, helicopters, aircraft engines and other flight equipment; parts, accessories and supplies used in connection with any of the foregoing;

(x) any Liens on furniture and furnishings, and computers, data processing, data storage, data transmission, telecommunications and other equipment and facilities, equipment and apparatus, which, in any case, are used primarily for administrative or clerical purposes;

(xi) any Liens on property which is the subject of a lease agreement designating the Company as lessee and all right, title and interest of the Company in and to such property and in, to and under such lease agreement, whether or not such lease agreement is intended as security;

(xii) other Liens securing Debt the principal amount of which does not exceed 10% of the total assets of the Company and its consolidated Subsidiaries as shown on the Company’s most recent audited consolidated balance sheet; and

(xiii) any Liens granted in connection with extending, renewing, replacing or refinancing, in whole or in part, the Debt secured by liens described in the foregoing clauses (i) through (xii), to the extent of such Debt so extended, renewed, replaced or refinanced.

(r) “Rating Agencies” means Moody’s and S&P.

(s) “Rating Event” means the rating on the Bonds is lowered by both of the Rating Agencies by one or more gradations (not including ratings outlook changes) on any day within the 60-day period (which 60-day period will be extended so long as the rating of the Bonds is under publicly announced consideration for a possible downgrade by either of the Rating Agencies) after the earlier of (i) the occurrence of a Change of Control and (ii) public disclosure by the Company of the occurrence of a Change of Control or the Company’s intention to effect a Change of Control; provided, however, that a Rating Event otherwise arising by virtue of a particular reduction in rating will not be deemed to have occurred in respect of a particular Change of Control (and thus will not be deemed a Rating Event for purposes of the definition of Change of Control Triggering Event) if (A) the Rating Agencies do not announce or publicly confirm or inform the Trustee in writing at the Company’s request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control has occurred at the time of the Rating Event) or (B) (I) no Event of Default described in clause (a),

(b), (c), (d), (e), (f) or (g) or Section 11.01 of the Indenture has occurred and is continuing and (II) following such reduction in rating the Bonds have an Investment Grade Rating from both of the Rating Agencies.

(t) “S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors and assigns, or absent a successor, or if such entity ceases to rate the Bonds, such other nationally recognized statistical rating organization as the Company may designate.

(u) “Subsidiary” means any corporation a majority of the outstanding Voting Stock of which is owned, directly or indirectly, by the Company or by one or more other Subsidiaries of the Company.

(v) “Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the board of directors or board of managers, as applicable, of such Person.

To the extent of any inconsistencies between the definitions in this Section and those contained elsewhere in this Agreement, the definitions in this Section shall control with respect to, but shall apply only to, Sections 4.15, 4.16, 4.17 and this Section.